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Exhibit 99                                         Jason Korstange
                                                   (612)745-2755
                                                   Ann Storberg
                                                   (612)745-2758
                                                   www.tcfbank.com

                                                   FOR IMMEDIATE RELEASE




     TCF SIGNS AGREEMENT TO SELL NORTH STAR TITLE, INC. AND NORTH STAR REAL
               ESTATE SERVICES, INC. AND FORMS STRATEGIC ALLIANCE


         MINNEAPOLIS, Nov. 8, 1999 -- TCF Financial Corporation (TCF) (NYSE:TCB) today announced it has reached a definitive agreement to sell North Star Title, Inc. and North Star Real Estate Services, Inc., wholly-owned subsidiaries of TCF, to General American Corporation (GAC). TCF and GAC are also announcing a strategic alliance in which GAC will provide various title and real estate settlement services to TCF.

         "I look forward to developing a strategic alliance with GAC," said TCF Chairman and Chief Executive Officer William A. Cooper. "With this alliance GAC will provide a broad array of title and real estate services to TCF's customers in all of our banking states. GAC's technology platform and expanding national presence ensure TCF's customers needs will continue to be met in an efficient and effective manner."

         "We are proud and honored that TCF has selected GAC as a strategic partner for the delivery of settlement services," said Rich Snedden, GAC's Chief Executive Officer. "Our technology-driven approach to delivering products, combined with North Star's technical expertise, creates an exceptionally powerful service approach to the market. The alliance enhances both companies, but the real winner is the customer."

         The terms of the sale and the agreement were not announced. The sale is expected to close in the 1999 fourth quarter.

         TCF is a $10.3 billion national bank holding company based in Minneapolis. TCF's banks are based in Minnesota, Illinois, Michigan, Wisconsin, and Colorado. Other TCF affiliates provide business-equipment and commercial leasing, mortgage banking, and annuity and mutual fund sales.


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         TCF'S FUTURE RESULTS MAY DIFFER MATERIALLY FROM HISTORICAL
PERFORMANCE AND FORWARD-LOOKING STATEMENTS ABOUT TCF'S FINANCIAL RESULTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. THESE INCLUDE BUT ARE NOT LIMITED TO POSSIBLE LEGISLATIVE CHANGES AND ADVERSE ECONOMIC, BUSINESS AND COMPETITIVE DEVELOPMENTS SUCH AS SHRINKING INTEREST MARGINS; DEPOSIT OUTFLOWS; REDUCED DEMAND FOR FINANCIAL SERVICES AND LOAN AND LEASE PRODUCTS; CHANGES IN ACCOUNTING POLICIES OR GUIDELINES, OR MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT; CHANGES IN CREDIT AND OTHER RISKS POSED BY TCF'S LOAN, LEASE AND INVESTMENT PORTFOLIOS; ADVERSE CHANGES IN SECURITIES MARKETS; RESULTS OF LITIGATION OR OTHER SIGNIFICANT UNCERTAINTIES. TCF'S YEAR 2000 COMPLIANCE INITIATIVES OR OTHER REQUIRED TECHNOLOGICAL CHANGES ARE SUBJECT TO CERTAIN UNCERTAINTIES WHICH MAY DELAY OR INCREASE THE COST OF IMPLEMENTATION, INCLUDING THE DEPENDENCY OF TCF'S OPERATIONS ON YEAR 2000 COMPLIANCE ACHIEVED BY OUTSIDE VENDORS, BORROWERS AND GOVERNMENT AGENCIES OR INSTRUMENTALITIES

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